EXHIBIT 23.1

Consent of Independent Public Accounting Firm

We consent to the use of our report dated June 30, 2008 included in this Form 8-K/A of OMNI Energy Services Corp. with respect to the financial statements of Industrial Lift Truck and Equipment Co., Inc. as of and for the year ended December 31, 2007, filed with the Securities and Exchange Commission on or about July 10, 2008.

/s/ Postlethwaite & Netterville

Metairie, Louisiana

July 10, 2008